UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2013

Mistras Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road
Princeton Junction, New Jersey	08550
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2013, Jonathan H. Wolk became the Executive Vice President, Chief Financial Officer and Treasurer of the Mistras Group, Inc. (the “Company”).

Mr. Wolk, age 52, was the senior vice president, chief financial officer and secretary of American Woodmark Corporation from 2004 until August 2013.  American Woodmark, a NASDAQ listed company, is a leading manufacturer and distributor of kitchen and bath cabinets for the remodeling and new home construction markets. Prior to American Woodmark, Mr. Wolk served as chief financial officer and treasurer of TradeCard, Inc. from 2000 to 2004, and was the global controller of GE Capital Real Estate from 1998 to 2000.  Mr. Wolk started his career in public accounting at KPMG, received his B.S. in accounting from State University of New York-Albany and is a certified public accountant.

In connection with accepting the position with the Company, Mr. Wolk has been granted 25,000 restricted stock units, which will vest 25% on each anniversary date of the November 18, 2013 grant date.  Mr. Wolk’s annual base salary is $325,000 and he will participate in the Company’s annual and long-term incentive programs for executive officers.  Mr. Wolk’s target award for the annual incentive program is 55% of his base salary and his target for the long-term award is 80% of his base salary.  For the Company’s fiscal year ending May 31, 2014, Mr. Wolk will receive annual and long-term awards based upon a full year of base salary, which will not be pro-rated to his starting date.  Mr. Wolk will receive a $450 monthly vehicle allowance and is covered by the Mistras Group Severance Plan as an executive officer.

There has been no transaction since May 31, 2012, or proposed transaction, to which the Company was or is to be a party in which Mr. Wolk had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-K.  There are no family relationships between Mr. Wolk and any other officer or director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: November 22, 2013	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary